AXOS FINANCIAL, INC. AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT made as of the Date of Grant (the “Grant Date”) as stated on the Restricted Stock Unit Grant Notice (the “Notice”), by and between Axos Financial, Inc. (the “Company”), and the participant (the “Awardee”) named on the Notice.

WITNESSETH:

WHEREAS, the Company has adopted and maintains the Axos Financial, Inc. Amended and Restated 2014 Stock Incentive Plan (the “Plan”), and

WHEREAS, the Committee has authorized the award to the Awardee of Restricted Stock Units under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided,

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Awardee hereby agree as follows:

1.Plan. This Restricted Stock Unit Award is made pursuant to the terms of the Plan which are incorporated herein by reference. Terms used in this Agreement which are defined in the Plan shall have the same meaning as set forth in the Plan.

2.Award of Restricted Stock Units. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Awardee Restricted Stock Units as specified in the Notice dated as of the Grant Date. All such Restricted Stock Units shall be subject to the restrictions and forfeiture provisions contained herein, such restrictions and forfeiture provisions to become effective immediately upon execution of this Agreement by the parties hereto.

3.Vesting. Except as provided below and subject to the Awardee’s continued service with the Company for the applicable vesting period, the Restricted Stock Units shall vest as stated in the Notice.

4.Payment of Restricted Stock Units. Subject to the terms and conditions set forth in this Agreement and the Plan and upon satisfaction of the vesting requirement as provided in Section 3, the Awardee shall be entitled to receive one Share, or the cash Fair Market Value of one Share, for each Restricted Stock Unit. The number of Restricted Stock Units settled in cash shall be 50% of the Restricted Stock Units awarded hereunder, rounded down to the nearest whole
Axos Financial, Inc. – Amended and Restated 2014 Stock
Incentive Plan
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Restricted Stock Unit. The remainder of such Restricted Stock Units will be settled in Shares.
5.Termination of Service. In the event of the Awardee’s Termination of Service with the Company or an Affiliate, as applicable, for any reason prior to vesting of the Restricted Stock Units, the terms of Article VI of the Plan shall control.

6.Change of Control. Notwithstanding the vesting requirements contained in Section 3, upon a Change of Control, outstanding Awards shall be subject to the terms of Sections 15.6 and 17.19 of the Plan, and if there is no assumption, substitution or continuation of Awards, then the Committee in its discretion may, but shall not be obligated to, provide that some or all of the Restricted Stock Units become fully vested immediately before such Change of Control.

7.No Rights as a Shareholder. A Restricted Stock Unit shall not constitute an equity interest in the Company and shall not entitle the Awardee to voting rights, dividends or any other rights associated with ownership of Shares prior to the time the Awardee shall receive a distribution of Shares with respect to the Restricted Stock Unit.

8.Regulation by the Committee. This Agreement and the Restricted Stock Units shall be subject to the administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement, shall be conclusive and binding upon the Awardee.

9.Withholding. The Company or an Affiliate shall be entitled to deduct and withhold the minimum amount necessary in connection with the Awardee’s Restricted Stock Unit Award to satisfy its withholding obligations under any and all applicable federal, state and/or local tax rules or regulations.

10.Amendment. The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would materially and adversely impair the Awardee’s rights or entitlements with respect to the Restricted Stock Units shall be effective without the prior written consent of the Awardee (unless such amendment is required in order to cause the Award hereunder to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code or be exempt from Code Section 409A, as interpreted by applicable authorities).

11.Awardee Acknowledgment. Awardee acknowledges and agrees that the vesting of Restricted Stock Units pursuant to this Agreement is earned only by continuing service with the Company. Awardee further acknowledges and agrees that nothing in this Agreement, nor in the Plan shall confer upon the Awardee any right to continue in the service of the Company, nor shall it interfere in any way with Awardee’s right or the Company’s right to terminate Awardee’s service at any time, with or without Cause. Awardee acknowledges receipt of a copy of the Plan

Axos Financial, Inc. – Amended and Restated 2014 Stock
Incentive Plan
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and represents that he or she is familiar with the terms and provisions thereof. Awardee has reviewed the Plan and this Award in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award and fully understands all provisions of the Award. The Awardee acknowledges that electronic acceptance of the award through E*Trade is required by the Company. Awardee further acknowledges that such electronic acceptance constitutes receipt, review and understanding of this Restricted Stock Unit Grant Notice, the Restricted Stock Unit Agreement and the Plan and that such electronic acceptance is the legal equivalent of a manual signature on this Restricted Stock Unit Grant Notice.
Axos Financial, Inc. – Amended and Restated 2014 Stock
Incentive Plan
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